Exhibit 99.1

For Immediate Release Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Announces Ex-Dividend Date

for Special Dividend

MINNEAPOLIS – March 7, 2011 - Insignia Systems, Inc. (Nasdaq: ISIG) announced on February 23, 2011 that its Board had approved payment to the shareholders of a special dividend of $2.00 per share, to shareholders of record on April 1, 2011, with the payment date expected to be May 2, 2011.  The Company is now able to confirm that the payment date will be May 2, 2011.  Since this special dividend exceeds 25% of the Company’s stock price, in accordance with applicable NASDAQ rules, the ex-dividend date will be May 3, 2011, one day following the payment date.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with 9,600 chain retail supermarkets and drug stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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